                                                                                                                                                                                                         Exhibit 10.1

Amended and Restated Terms of Employment

February 9, 2005

Richard Kent
1487 San Ines Way
Morgan Hill, CA 95037

Dear Rick:

We welcome you to Sunrise Telecom Incorporated (the "Company"). This letter will confirm the material terms and conditions of your employment with the Company as its Chief Financial Officer, and amends and restates the Company's Employment Offer Letter dated January 27, 2005 and the Company's Employment Offer Letter Supplement dated February 4, 2005. Please sign this letter acknowledging your acceptance of these amended and restated terms and return it to me at your earliest convenience.

1.     Starting Salary:          $17,250/month

2.    Start Date:                     February 7, 2005

3.    Expected Job Duties

  Direct the corporation's accounting, financial control, financial reporting, management reporting, treasury, taxation, merger and acquisition, and investor relation activities.
  Manage the staff that accomplishes the activities for which you are responsible.
  Review the effectiveness of the company's performance in your areas of responsibility and take actions as needed to build proper results.
  Review, revise, and create documentation necessary for upgrading the company's financial control documentation consistent with the requirements of the Sarbanes-Oxley Act.
  Implement continuous testing activities to verify the effectiveness of the controls and ensure that any necessary remedial corrective work is carried out.
  Other financial and accounting responsibilities, as required.

4.    Working Hours

          Starting no later than 9:00 am daily.

5.    Benefits (per company policy)

-Effective February 8, 2005, an option to purchase 100,000 shares of the Company's Common Stock with an exercise price of $3.20 per share, the Company's closing price as reported by the NASDAQ Stock Market on such date and as confirmed by the Company's Compensation Committee of the Board of Directors on such date.
-$30,000 sign-on bonus, less applicable employment taxes and authorized deductions, to be paid with the Company's first normally scheduled payroll distribution after your commencement of employment.
-Bonus package will be constructed to feature a multiple of base pay commensurate with and otherwise similar to other Senior C level Executive Officers.
-10 paid holidays per year per company policy, 15 days of paid time off per year
-Medical, dental & vision insurance: 100% premium paid for employee, 50% premium paid for spouse and children
-Employee Stock Purchase Plan, Profit Sharing Plan, and 401(k) plan
-Others per employee handbook

6.    Performance Review

          Performance reviews are generally given every 6 months from date of hire.

7.    Trial Period (First 3 months of employment with a performance evaluation upon successful completion)

          Paid Personal Time Off (PTO) is not allowed, however, PTO hours are accrued normally.

8.    Additional Details

-The Company recognizes that you began your employment with the Company sooner than originally anticipated. The Company agrees to be generally supportive of your efforts to help your former employer transition critical matters to other employees within that organization through March 31, 2005.

-Should your employment terminate due to a "Change in Control" of the Company within twelve months after such "Change in Control", or as a part of a reduction in force of 5% or more of the domestic employee workforce, the following will apply:

1. Vesting of all 100,000 new hire stock options will accelerate such that all of such shares become fully-vested and immediately exercisable.

2. You will receive a termination payment of up to $100,000, less applicable employment taxes and authorized deductions. The payment would be paid in full upon termination if the termination occurs within one month following your start date, declining thereafter at the rate of $4,166.66 per month until reaching zero on the second anniversary of your start date.

            For purposes of this Offer Letter, a "Change in Control" is defined as the following:

(i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who owned less than 10% of the Company immediately prior to such merger, consolidation or other reorganization;

(ii)  The sale, transfer or other disposition of all or substantially all of the Company's assets;

(iii)  A change in the composition of the board of directors of the Company, as a result of which fewer than one-half of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(iv)  Any transaction which results in the combination of Paul Chang, Paul Marshall, and Robert C. Pfeiffer holding less than 30% of the outstanding shares of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

-You will activate your CPA status within one year from date of hire.

/s/ Paul A. Marshall	/s/ Richard Kent
Paul A. Marshall,	Accepted by Richard Kent
COO/Acting CFO

Sunrise Telecom Incorporated advises that conditions of employment may change from time to time without prior notice, and that any such changes could affect one or more of the above employment descriptions. Employment with Sunrise Telecom may be terminated by either Richard Kent or Sunrise Telecom for any reason at any time and is therefore considered "at will".